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                                                                      Exhibit 12

Computation of Ratio of Earnings to Fixed Charges (amounts in thousands)

                                                                                Year Ended May 31,
                                                               -----------------------------------------------------
                                                                1993        1994        1995        1996        1997
                                                               -----        -----       -----       ----        ----


Loss before income tax benefit                                $(62,670)   $(60,250)  $(110,029)  $(144,860)  $(180,402)
                                                              --------    --------    --------    --------    --------
                                                              --------    --------    --------    --------    --------
Fixed Charges:
    Interest, including amortization of debt issuance costs    113,866     124,105     142,323     172,390     200,914
    Interest capitalized                                          --          --          --         5,200       2,752
    Interest portion of rent expense                             1,638       1,843       2,135       3,001       4,101
    Preferred stock dividends on subsidiary preferred stock      5,883       5,838       4,419       4,256       4,850
                                                              --------    --------    --------    --------    --------
Total fixed charges                                            121,387     131,786     148,877     184,847     212,617
                                                              --------    --------    --------    --------    --------
                                                              --------    --------    --------    --------    --------
Adjustments to fixed charges as defined:
Capitalized interest                                              --          --          --        (5,200)     (2,752)
Preferred stock dividends on subsidiary preferred stock         (5,883)     (5,838)     (4,419)     (4,256)     (4,850)

                                                              --------    --------    --------    --------    --------
Total adjustments to fixed charges                              (5,883)     (5,838)     (4,419)     (9,456)     (7,602)
                                                              --------    --------    --------    --------    --------
                                                              --------    --------    --------    --------    --------
Earnings, as defined                                          $ 52,834    $ 65,698    $ 34,429    $ 30,531    $ 24,613
                                                              --------    --------    --------    --------    --------
                                                              --------    --------    --------    --------    --------
Ratio of earnings to fixed charges(1)                             --          --          --          --          --
                                                              --------    --------    --------    --------    --------
Amount by which earnings are less than fixed charges          $(68,553)   $(66,088)  $(114,448)  $(154,316)  $(188,004)
                                                              --------    --------    --------    --------    --------
                                                              --------    --------    --------    --------    --------
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  (1) The ratio of earnings to fixed charges is less than one-to-one and, therefore, earnings are inadequate to cover fixed charges.






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